Exhibit 10.43

UNIT TRANSFER AGREEMENT

This Unit Transfer Agreement (this “Agreement”) is made and entered into as of October 21, 2024 (“Effective Date”), by and between:

1.	SEAPORT GROUP SIBS LLC, a Delaware limited liability company with its principal place of business at 360 Madison Avenue, 23rd Floor, New York, NY 10017 (“SGSIBS”); and

2.	SCANTECH IDENTIFICATION BEAM SYSTEMS LLC, a Delaware limited liability company with its principal place of business at 1735 Enterprise Drive, Buford, GA 30518 (“ScanTech”); and

3.	AZURE, LLC, a Limited Liability Company controlled by John Redmond, Chairman of ScanTech (“Azure”); and

Each of the above referred together herein as the “Parties.”

RECITALS

WHEREAS, ScanTech, Scantech AI Systems, Inc. (“PubCo”) and Mars Acquisition Corp. (“Mars”) are signors of the Business Combination Agreement, dated September 5, 2023, as amended (“BCA”), which provides the terms and conditions for the consummation of the Business Combination, as defined in the BCA (“Business Combination”);

WHEREAS, SGSIBS has extended financing to ScanTech through a Senior Promissory Note dated December 1, 2023, as amended (“The Note”),

WHEREAS, Section 9(a) of The Note states the following (with the Company being ScanTech and Lender being SGSIBS):

The Company hereby grants to the Lender or its assignee the right to acquire, at any time at the Lender’s option and upon written notice to the Company, for a purchase price of ten dollars ($10.00), membership interests representing a percentage of the total outstanding equity interests in the Company (determined on a fully diluted basis at the time of such exercise) equal to the percentage determined by dividing (i) the outstanding Principal Amount due under this Note plus any and all accrued and unpaid interest due hereunder, as of the date of such exercise by (ii) $20,010,000. (the “Option”).

WHEREAS, contingent on SGSIBS exercising the Option in conjunction with the consummation of the Business Combination, SGSIBS has agreed to transfer ScanTech B units to Azure required to convert at the Conversion Ratio (as defined in the BCA, as amended) to 600,000 shares of PubCo (the “Unit Transfer”);

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the parties hereto agree as follows:

1.	Option Exercise and Unit Transfer. Upon the exercise of the Option, SGSIBS agrees to transfer ScanTech B units equal to 600,000 shares of PubCo.

2.	Azure Exchange. The transfer of the ScanTech B units by SGSIBS to Azure shall be included in the “Share Allocation” section of Azure Creditor Conversion Agreement, as amended.

3.	Release. By signing this Agreement, Azure and ScanTech acknowledge, understand, and agree on each party’s own behalf and on behalf of each of its affiliates’ respective current, former or future advisors, direct and indirect predecessors, successors, heirs, beneficiaries, executors, administrators, members, officers, directors, managers, employees, partners, equity holders, creditors, estate, assigns, agents, or other representatives, including attorneys, accountants, consultants, bankers and financial advisors (the “Releasing Parties”), hereby irrevocably, unconditionally and completely release, waive, acquit, discharge, and hold SGSIBS and its respective affiliates, advisors, beneficiaries, administrators, trustees, successors, assigns, officers, directors, employees, managers, partners, principals, advisors, agents, members, investors, equity holders, creditors or other representatives (the “Released Parties”) harmless from any and all actions, damages, liability, covenants, and accounts of any kind or character whatsoever of any kind or nature whatsoever, in each case, whether direct or indirect, known or unknown, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, asserted or unasserted, absolute or contingent, determined or conditional, express or implied, fixed or variable, liquidated or unliquidated, suspected or unsuspected, and whether vicarious, derivative, joint, several or secondary, in contract, at law or in equity that such party ever had, now has or ever may have or claim to have against any Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever, to the extent relating to any Released Party in any way, in each case, arising at any time at or prior to the consummation of the Business Combination, related to the subject matter herein.

4.	Representations and Warranties. The Parties to this Agreement represent and warrant that they have the required approvals and authority to enter into this Agreement. The Parties further acknowledge that SGSIBS is under no obligation to exercise the Option.

5.	Supersedes Prior Arrangements. This Agreement supersedes any prior arrangement, agreement, verbal or in writing related to the subject matter herein, specifically a similar agreement dated 14 October 2024.

6.	Null and Void. This Agreement shall be null and void in the event that the Business Combination is not consummated by December 31, 2024. In the event the Business Combination is not consummated under any circumstance or if the BCA is terminated at any point, this Agreement is null and void and the Parties hereby agree that SGSIBS does not have any further obligation to Azure or its affiliates, including John Redmond.

7.	Amendments. No further amendment or modification of this Agreement shall be valid or binding unless made in writing and signed by all parties hereto.

SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have executed this Unit Transfer Agreement as of the day and year first above written.

SEAPORT GROUP SIBS LLC

By:	/s/ Stephen Smith
Name: Stephen Smith
Title: Managing Member

SCANTECH IDENTIFICATION BEAM SYSTEMS LLC

By:	/s/ Dolan Falconer
Name: Dolan Falconer
Title: Chief Executive Officer

AZURE LLC

By:	/s/ John Redmond
Name: John Redmond
Title: Managing Member

JOHN REDMOND

By:	/s/ John Redmond	solely for the purposes of Section 6
Name: John Redmond
Title: Managing Member